Exhibit 10.01

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made as of January 1, 2013 by and between Entercom Communications Corp. (hereinafter referred to as the “Company” or “we”) and Andrew P. Sutor, IV (hereinafter referred to as “Employee” or “you”).

1. Employment. The Company agrees to employ Employee as Senior Vice President and General Counsel.

2. Salary and Benefits. You will be paid a salary as follows:

a. For the period from the date of this Agreement through December 31, 2013 you will be paid a semi-monthly salary of $10,416.67 (annual rate of $250,000).

b. Commencing January 1, 2014 and each January 1, thereafter, your salary shall be increased based on your individual performance and Company policy in effect at the time.

Such salary and any other compensation to be paid to you hereunder will be subject to all payroll deductions or withholding authorized by you or required by federal, state or local laws or regulations. In addition, you will be eligible to participate in the Company’s 401(k) Plan and you will be provided with coverage under the Company’s employee benefit insurance plans and any other benefits generally available to officers of the Company on the same terms as generally offered to officers of the Company.

3. Annual Incentive Bonus. You will be eligible for annual equity and cash bonuses with a target amount of $50,000 for the cash portion. The actual amount of such bonuses will be determined in the sole discretion of the Compensation Committee of the Board of Directors based on a review of the Company’s performance and your performance during the fiscal year then ended. Notwithstanding the forgoing, you must work through the end of the fiscal year in question to be eligible for the bonus for that year. The amount of the bonus will be determined and paid as soon as reasonably practicable following the receipt of the Company’s financial statements for the fiscal year in question, but in no event later than two and one-half (2  1/2) months following the end of the fiscal year for which such bonus is earned.

4. Duties. As Senior Vice President and General Counsel you will be responsible for the general management and supervision of the legal affairs of the Company and discharge such other duties as may from time to time be assigned by the Board of Directors, the CFO, the CEO or the President of the Company. You agree that you will devote your full time and best efforts to the Company’s business and will not accept any outside employment without the prior written consent of the Company.

5. “At Will” Employment. It is expressly agreed that Employee’s employment shall be an employment “at will” and shall be subject to termination at any time with or without cause and with or without notice at the option of either Employee or the Company.

6. Termination.

a. The Company may terminate this Agreement at any time for Cause and without further obligation hereunder.

b. The Company may terminate this Agreement at any time for its convenience and without Cause. In addition, the following termination shall be deemed a termination by the Company without Cause.

c. In the event of a termination of this Agreement by the company without Cause, subject to the conditions set forth below, the Company shall be obligated to pay to you on the sixtieth (60th) day after your termination, a one-time payment equal to six (6) month of your then current salary. Such payment is expressly conditioned on: (I) your signing a release in form satisfactory to the Company releasing the Company and all of its officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the date of your termination of employment, and (II) your full compliance with the restrictive covenants contained in Section 7 hereof. Any payments made under this Section 6.c incident to a termination of employment shall be in lieu of and in satisfaction of all claims for severance, or other compensation which may otherwise arise upon termination of employment with the Company except for salary earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.

7. Restrictive Covenants. You agree to the following restrictive covenants:

a. Non-Solicitation. It is understood and agreed that for the one year period following any termination of your employment with the Company you will not, without the express prior written permission of the Company, employ under your direct supervision, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of your employment or at any time within the 90 days prior thereto.

b. You agree that a material portion of the covenants of the Company contained in this Agreement and of the compensation, including any bonuses set forth herein, benefits and training that you will receive hereunder are consideration for the restrictions contained in this Section 7. In the event you violate the restrictive covenants set forth in this Section 7, it is agreed that the time period for which the restrictive covenant so violated is applicable shall be extended for a period of one (1) year from the date you cease such violation. You acknowledge that any violation of the provisions set forth in this Section 7 may cause irreparable harm to the Company. You, therefore, expressly agree that the Company, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of these restrictions.

8. Confidentiality and Intellectual Property Rights. Your position involves a close and confidential relationship in which you will be privy to proprietary information of the Company, including without limitation strategic planning, acquisition and investment analysis, research, consulting reports, computer programs and sales, technical, legal, financial and programming practices and data, all of which you agree will be held in the strictest confidence at all times. All copyright, trademark and/or other intellectual property rights of any kind developed during the term of this Agreement and relating to or useful in the Company’s business, or to your duties hereunder (“Works”) shall be deemed a “work for hire” and shall be and remain the sole and exclusive property of the Company, and you shall, to the extent deemed necessary or desirable by the Company, cooperate and assist the Company in perfecting, filing and recording any such rights. To the extent that any Works are not deemed “work for hire”, Employee hereby assigns all of the Employee’s rights in such Works to the Company and waives any and all moral rights the Employee may have in such Works. Employee’s obligations under this Section 8 shall survive the expiration or termination of this Agreement.

9. No Restrictions. In making this Agreement you represent and warrant that you are free to enter into and perform this Agreement and are not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to (a) your right to execute this Agreement; (b) your right to make the covenants contained herein; and (c) your right to fully perform each and every term and obligation hereunder. You further agree not to do or attempt to do, or suffer to be done, during or after the term hereof, any act in derogation of or inconsistent with the obligations under this Agreement.

10. Miscellaneous. This Agreement constitutes the entire agreement and understanding between you and the Company concerning the compensation to be paid to you and all of the terms and conditions of your employment and supersedes all prior agreements concerning same, whether written or oral, except as specifically set forth herein. Each party agrees to pay reasonable attorney’s fees and costs incurred by the other if the other party is successful in enforcing its rights under this Agreement in any court action, arbitration or other proceeding. This Agreement may not be modified or amended except by written instrument duly executed by each of the parties. A waiver by either party of any term or condition of this Agreement or the breach thereof shall not be deemed to constitute a waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.

11. Section 409A.

(a) Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, your termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”).

(b) Notwithstanding anything herein to the contrary, if you are deemed at the time of your termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), then to the extent delayed commencement of any portion of the termination benefits to which you are entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of the your Separation from Service with the Company or (ii) the date of your death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto). Notwithstanding the foregoing or any other provisions of the Agreement, you and the Company agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have affixed their hands and seals as of the date first written above.

/s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV

Date: 2/4/2013

Entercom Communications Corp.

By:	/s/ David J. Field
Title:	CEO / President
Date:	2/4/2013

4